Exhibit 99.(h).1.d

FOURTH AMENDMENT TO AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, effective as of January 1, 2015, is made by and between the undersigned entities (hereinafter each referred to as the “Fund” and collectively referred to as the “Virtus Mutual Funds”) and Virtus Fund Services, LLC (hereinafter referred to as the “Transfer Agent”).

WHEREAS:	The Transfer Agent and the Virtus Mutual Funds are parties to an Amended and Restated Transfer Agency and Service Agreement dated January 1, 2010 (the “Agreement”); and
WHEREAS:	The parties desire to make amendments to the Agreement to reflect certain changes to the fees under the Agreement; and
WHEREAS:	Article 11 of the Agreement states that amendments to the Agreement shall be set forth in a written amendment signed by both parties;

NOW THEREFORE, the parties agree as follows:

1.	Schedule A to the Agreement is hereby replaced with the attached new Schedule A.
2.	Except as herein provided, the Amended and Restated Transfer Agency and Service Agreement shall be and remain unmodified and in full force and effect. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Transfer Agency and Service Agreement.
3.	This Amendment may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly authorized officers, as of the day and year first above written.

VIRTUS EQUITY TRUST
VIRTUS INSIGHT TRUST
VIRTUS OPPORTUNITIES TRUST
(collectively, the “Virtus Mutual Funds”)

By: /s/ W. Patrick Bradley
Name: W. Patrick Bradley
Title: Vice President, Chief Financial Officer and Treasurer

VIRTUS FUND SERVICES, LLC

By: /s/ Heidi Griswold
Name: Heidi Griswold
Title: Vice President, Mutual Fund Services

Schedule A
Fee Schedule

Effective Date: January 1, 2015

	Total Transfer Agent Fee		BNYM portion of Total Fee

Direct Accounts	$9.20 per account per annum up to 130,000 accounts		$9.20 per account per annum up to 130,000 accounts
	$8.30 per account per annum (for accounts in excess of 130,000 accounts)		$8.30 per account per annum (for accounts in excess of 130,000 accounts)
Networked Accounts	$6.25 per account		$6.25 per account
Closed Accounts	$0.50 per account		$0.50 per account
Compliance Fee	4.25% of per account fees		4.25% of per account fees
Oversight & Service	Money Market Funds		0
	All assets	0.25 bps
Other Funds
	0 - $15,000,000,000	4.50 bps
	$15,000,000,001 - $30,000,000,000	4.25 bps
	$30,000,000,001 - $50,000,000,000	4.00 bps
	Over $50,000,000,000	3.75 bps

Credit to Certain Fees:

Any Fund with net assets in excess of $10 billion will receive an offsetting credit to its Oversight & Service fee, such that the portion of its net assets in excess of $10 billion will only be assessed an Oversight & Service fee of 3.25 bps. The Oversight & Service fee for the portion of such a Fund’s net assets up to and inclusive of the first $10 billion will remain consistent with the fee schedule above.

Account Charges:

Account Charges will be allocated on the basis of the number of accounts.

Base Fees:

Base Fees will be allocated according to average net assets.

Out-of-Pocket Expenses:

Out-of-pocket expenses include, but are not limited to: expenses invoiced by broker-dealers and financial institutions for shareholder servicing, confirmation production, postage, forms, telephone, microfilm, microfiche, stationary and supplies, and expenses incurred at the specific direction of the Fund. Postage for mass mailings is due seven days in advance of the mailing date.

3